EXHIBIT  99.2

MANAGEMENT COMMENT

The Corporation posted a 23.5% decrease in net income during the second quarter of 2004. Earnings per share decreased $0.07 for the three months ending June 30, 2004 to $0.23 per share compared to $0.30 per share for the three months ending June 30, 2003.

Net interest income declined during the first six months of 2004 due to a decrease in the net interest margin to 4.72% compared to 5.17% during the first six months of 2003. Other income declined as the record levels of fees associated with mortgage refinance activity in 2003 did not continue.